As filed with the Securities and Exchange Commission on December 15, 2009
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

ENERGY XXI (BERMUDA) LIMITED
(Exact name of registrant as specified in its charter)

Bermuda	98-0499286
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

Canon’s Court, 22 Victoria Street
PO Box HM 1179
Hamilton HM EX, Bermuda
(Address of principal executive offices, including zip code)

ENERGY XXI SERVICES, LLC AMENDED AND RESTATED 2006 LONG-TERM INCENTIVE PLAN
 (Full title of the plan)

Juliet Evans
Canon’s Court, 22 Victoria Street
PO Box HM 1179
Hamilton HM EX, Bermuda
(441) 298-3262
(Name, address, including zip code, and telephone number, including area code, of agent for service)

copy to:

Vinson & Elkins L.L.P.
Trammell Crow Center
2001 Ross Avenue, Suite 3700
Dallas, Texas  75201
(214) 220-7700
Attn: Shane Tucker

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock, $0.001 par value per share	14,000,000 shares	(1)	$1.87	$26,180,000	$1,461

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”) that become issuable under the Energy XXI Services, LLC Amended and Restated 2006 Long-Term Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act.  The maximum offering price per share and the maximum aggregate offering price are based on a price of $1.87 per share, which is the average of the high and low trading prices of the Registrant’s Common Stock reported on the NASDAQ Stock Market on December 10, 2009.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

This registration statement (“Registration Statement”) is being filed in accordance with General Instruction E to Form S-8 to register 14,000,000 additional shares of Common Stock of Energy XXI (Bermuda) Limited, a Bermuda entity (the “Registrant”) that may be issued under the Energy XXI Services, LLC Amended and Restated 2006 Long-Term Incentive Plan, as amended from time to time (the “Plan”).  The contents of the Registrant’s Form S-8 Registration Statements filed with the Securities and Exchange Commission (the “Commission”) on June 19, 2007 (File No. 333-143886) and on November 30, 2007 (File No. 333-147731) are incorporated herein by reference.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 6.    Indemnification of Directors and Officers.

Our bye-laws provide for indemnification of our officers and directors against all liabilities, loss, damage or expense incurred or suffered by any officer or director in his or her role as an officer or director of us to the maximum extent permitted by Bermuda law.  However, the indemnification does not extend to any matter which would render it void pursuant to the Companies Act 1981 as in effect from time to time in Bermuda.

The Companies Act 1981 provides that a Bermuda company may indemnify its officers and directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty.  A company is also permitted to indemnify any officer or director against any liability incurred by him or her in which he or she is acquitted, or in connection with any application under relevant Bermuda legislation in which relief from liability is granted to him or her by the court.  However, the Companies Act 1981 also states that any provision, whether contained in our bye-laws or in a contract or arrangement between us and the officer or director, indemnifying an officer or director against any liability which would attach to him in respect of his or her fraud or dishonesty will be void.

Our bye-laws provide that each shareholder agrees to waive any claim or right of action he or she may have, whether individually or by or in the right of us, against any of our officers or directors on account of any action taken by any officer or director, or the failure of any officer or director to take any action in the performance of his or her duties with or for us; provided, however, that this waiver does not apply to any claims or rights of action arising out of the fraud or dishonesty of an officer or a director, or to recover any gain, personal profit or advantage to which an officer or director is not legally entitled.

Our directors and officers are also parties to indemnification and/or employment agreements which provide for these indemnification rights in accordance with Bermuda law.  Our directors and officers are covered by directors’ and officers’ insurance policies maintained by us.

 Item 8.    Exhibits.

Exhibit Number	Description
4.1	Bye-Laws of Energy XXI (Bermuda) Limited (incorporated by reference to Exhibit 3.5 to the Registrant’s Registration Statement on Form S-4, filed with the Commission on August 22, 2007).

4.2	Amended Bye-Laws of Energy XXI (Bermuda) Limited (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on November 15, 2007).

4.3	Bye-Laws of Energy XXI (Bermuda) Limited (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on December 14, 2009).

5.1*	Opinion of Appleby as to the legality of the shares being registered.

10.1*	Energy XXI Services, LLC Amended and Restated 2006 Long-Term Incentive Plan.

23.1*	Consent of Appleby (included in the opinion filed as Exhibit 5.1 hereto).

23.3*	Consent of UHY LLP.

24.1*	Power of Attorney (included in the signature pages hereto).

*Filed herewith

Item 9.    Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 15 day of December, 2009.

ENERGY XXI (BERMUDA) LIMITED

By:	/s/ David West Griffin
David West Griffin
Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.  Each person whose signature appears below authorizes and appoints David West Griffin as his attorney-in-fact to execute in the name of such person and to file any amendments to this Registration Statement necessary or advisable to enable the Registrant to comply with the Securities Act and any rules, regulations and requirements of the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in the Registration Statement as such attorney-in-fact may deem appropriate.

Signature	Title	Date

/s/ John D. Schiller, Jr.	Chairman and Chief Executive Officer	December 15, 2009
John D. Schiller, Jr.	(Principal Executive Officer)

/s/ Steven A. Weyel	Director, President and Chief Operating Officer	December 15, 2009
Steven A. Weyel	(Principal Executive Officer)

/s/ David West Griffin	Chief Financial Officer	December 15, 2009
David West Griffin	(Principal Financial Officer)

/s/ Hugh A. Menown	Vice President, Chief Accounting Officer	December 15, 2009
Hugh A. Menown	and Chief Information Officer
(Principal Accounting Officer)

/s/ William Colvin	Director	December 15, 2009
William Colvin

/s/ Paul Davison	Director	December 15, 2009
Paul Davison

/s/ David M. Dunwoody	Director	December 15, 2009
David M. Dunwoody

/s/ Hill A. Feinberg	Director	December 15, 2009
Hill A. Feinberg

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Bye-Laws of Energy XXI (Bermuda) Limited (incorporated by reference to Exhibit 3.5 to the Registrant’s Registration Statement on Form S-4, filed with the Commission on August 22, 2007).

4.2	Amended Bye-Laws of Energy XXI (Bermuda) Limited (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the Commission on November 15, 2007).

4.3	Bye-Laws of Energy XXI (Bermuda) Limited (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the Commission on December 14, 2009).

5.1*	Opinion of Appleby as to the legality of the shares being registered.

10.1*	Energy XXI Services, LLC Amended and Restated 2006 Long-Term Incentive Plan.

23.1*	Consent of Appleby (included in the opinion filed as Exhibit 5.1 hereto).

23.3*	Consent of UHY LLP.

24.1*	Powers of Attorney (included in the signature page hereto).

*Filed herewith